EXHIBIT 4

                                    AGREEMENT

      THIS AGREEMENT is made as of October 24, 2006 by and among the following parties (collectively, the "Parties"):

      (1)   Multimedia Games, Inc., a Texas corporation (the "Company");

      (2) the following parties (individually a "Liberation Investments Party" and collectively "Liberation Investments," which latter term also includes each of the Liberation Investments Parties individually):
            Liberation Investments, L.P., a Delaware limited partnership ("LILP"); Liberation Investments, Ltd., a private offshore investment corporation ("LILtd"); Liberation Investment Group, LLC, a Delaware limited liability company and general partner of LILP and discretionary investment adviser to LILtd ("LIGLLC"); and Emanuel R. Pearlman, as Chief Executive Officer and majority member of LIGLLC ("Mr. Pearlman"); and

      (3) each of Mr. Emanuel R. Pearlman ("Mr. Pearlman") and Mr. Neil E. Jenkins ("Mr. Jenkins") severally (each of Mr. Pearlman and Mr. Jenkins being sometimes referred to herein individually as a "New Director" and collectively as the "New Directors," both of which terms include, unless the context otherwise requires, a Successor Director (as hereinafter defined)).

                                    RECITALS

      A. As of the date of this Agreement, Liberation Investments Beneficially owns, and has the right to vote, 2,311,327 shares of the Company's common stock, par value $0.01 ("Company Common Stock"), representing approximately 8.4% of the outstanding Company Common Stock;

      B. Liberation Investments has filed with the Securities and Exchange Commission (the "SEC") a definitive Solicitation Statement To Call A Special Meeting Of Shareholders Of the Company and a related Form Of Request Of Shareholders (together, the "Solicitation Materials") seeking requests from holders of a significant number of outstanding shares of Company Common Stock to enable Liberation Investments to call a special meeting of shareholders of the Company (the "Special Meeting").

      C. In the Solicitation Materials, Liberation Investments has indicated that, in the event it is successful in soliciting sufficient requests to enable it to exercise, and it decides to exercise, the right to call the Special Meeting (which it has no obligation to do and may decide, in its discretion, not do to), it intends to solicit proxies from all shareholders of record of the Company in favor of specified proposals (the "Liberation Investments Proposals") that would, among other things, reconstitute the membership of the Company's Board of Directors (the "Board") so that a majority of its members would consist of three nominees to be identified by Liberation Investments;

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      D. For the purpose of avoiding a proxy contest (the "Proxy Contest") over both the call of the Special Meeting and the Liberation Investments Proposals in the event the Special Meeting is called, and to provide for certain matters in relation to the governance of the Company on the basis of the mutual consent of the Parties in lieu of the Proxy Contest, the Parties are entering into this Agreement.

1. BOARD COMPOSITION AND RELATED MATTERS

      1.1 The Company represents and warrants to the other Parties that the Board, in connection with its approval of this Agreement and subject to the execution and delivery of this Agreement by all Parties ("Full Execution"), has:
(a) received the written resignation of Thomas W. Sarnoff from the Board and all committees thereof on which he serves, such resignation being conditioned, and automatically effective without further action by Mr. Sarnoff or the Board, upon Full Execution; (b) resolved (a certified true and complete copy of which resolutions have been furnished to the other Parties) that, effective automatically upon Full Execution and without the need for further action by the Board, (1) the size of the Board shall be expanded from five to six, (2) each of the New Directors shall be added to the Board, and (3) a standing resolution of the Board (the "Resolution") shall take effect (A) requiring that, prior to the expiration of the Standstill Period (as hereinafter defined), the size of the Board shall not be increased, nor shall any vacancy in any existing directorship be filled by any Person (other than a Successor Director), nor shall any Person (other than a Successor Director) be nominated by the Board for election to the Board by the Company's shareholders, without (in each case) the unanimous approval of all members of the Board, and (B) prohibiting any amendment or repeal of, or adoption of any Board resolution or Bylaw inconsistent with, the Resolution without (in each case) the unanimous approval of all members of the Board. During his respective term of office on the Board, including (if applicable) the term that commences with his election to the Board as a member of the 2007 Slate (as hereinafter defined) pursuant to Section 1.3 hereof, each of the members of the Board shall have the same rights, powers, privileges, access to information and compensation, and the same duties and responsibilities to the Company and all of its shareholders, as all other members of the Board and of any committees thereof on which such member serves.

      1.2 Each of Mr. Pearlman and Mr. Jenkins, severally with respect to himself, hereby confirms: (a) his consent to serve on the Board immediately upon Full Execution pursuant to Section 1.1(b)(2) hereof; (b) his agreement that, in addition to the information he has provided to the Company in connection with the review of his candidacy by the Board and its Nominating and Corporate Governance Committee (the "Governance Committee"), he shall provide to the Company such additional information as it may from time to time reasonably request in order for the Company to be able to fulfill its disclosure obligations under applicable law and stock exchange requirements (collectively, "Applicable Legal Requirements").

      1.3 The Company represents and warrants to the other Parties that the Board, in connection with its approval of this Agreement and subject to Full Execution, has resolved (a certified true and complete copy of which resolution has been furnished to the other Parties) to approve the inclusion of each of the New Directors on the slate of candidates to be proposed by the Board as a nominee for election to the Board by the Company's shareholders (the "2007 Slate") at the 2007 Annual Meeting of Shareholders of the Company (the "2007 Annual

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Meeting") and to recommend (and not to withdraw such recommendation) to the shareholders of the Company that they vote for the election of the New Directors at the 2007 Annual Meeting, provided, as to each of the New Directors severally,
(a) he is still serving as a member of the Board pursuant to Section 1.1(b)(2) hereof when the vote is held for the election of directors at the 2007 Annual Meeting, (b) the Board has not received a written opinion of its general outside counsel to the effect that Applicable Legal Requirements raise a serious issue as to the legality of his inclusion on the 2007 Slate by reason of facts or circumstances not known on the date hereof and identified in such opinion, and
(c) in the case of Mr. Pearlman, that Liberation Investments has continuously Beneficially owned at least 3% of the outstanding Company Common Stock since Full Execution. The Company shall hold the 2007 Annual Meeting by April 30, 2007 or, if the Company is unable to hold the 2007 Annual Meeting by such date as a result of a legal impediment under Applicable Legal Requirements that arises and first becomes known to the Company after the date hereof, as soon as reasonably practicable following the resolution of such impediment, which the Company shall take all commercially reasonable efforts to resolve.

      1.4 The Company represents and warrants to the other parties that the Board, in connection with its approval of this Agreement and subject to Full Execution, has resolved (a certified true and complete copy of which resolution has been furnished to the other Parties) to approve the prompt retention of an executive search firm, the identity of which has been heretofore agreed among the Parties, to initiate on behalf of the Governance Committee a search for an additional qualified independent director (the "Additional Director") to be added to the Board as a seventh member (filling a vacancy to be created at that time) as soon as such a candidate has been identified and has been offered, and has accepted, such appointment consistent with the Resolution (it being understood, for the avoidance of doubt, that such appointment shall be subject to unanimous approval of all members of the Board, including the New Directors, pursuant to the Resolution). If the Additional Director is appointed prior to the holding of the vote on the election of directors at the 2007 Annual Meeting, then, subject to the same qualifications as are set forth with respect to the New Directors in Section 1.3 hereof, the Additional Director shall be included on the 2007 Slate.

      1.5 If, at any time prior to the expiration of the Standstill Period, either or both (whether or not at the same time as the other) of the New Directors, having become a member of the Board pursuant to Section 1.1(b)(2) hereof, ceases to be a member of the Board or declines to be included in the 2007 Slate by reason of death, disability or resignation other than where such New Director has resigned or refused to stand for reelection because of either
(1) a disagreement with the Company that is known to an executive officer of the Company and requires the Company to file a Current Report on Form 8-K with the SEC under Item 5.02(a)(1) of Form 8-K or (2) in the case of Mr. Pearlman, Liberation Investments having ceased to Beneficially own at least 3% of the outstanding Company Common Stock, then a "Succession Event" shall have occurred, in which case: (a) Liberation Investments shall have the right to submit to the Governance Committee in good faith one or more names of suggested independent qualified replacements (other than Affiliates or Associates of Liberation Investments) to replace such New Director or New Directors (as the case may be) (each, a "Successor Director") and the Governance Committee shall promptly evaluate such suggestions in good faith in accordance with its published criteria for Board membership with a view to determining whether the suggested candidates (or at least one of them if more than one is suggested for each vacant directorship) satisfy the same criteria of independence and qualification that were applied to the

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review of the candidacies of the predecessor New Director and, if it so determines, recommending to the Board the appointment and/or addition to the 2007 Slate (as the case may be) of the suggested candidate (or one of them if more than one is suggested), as the Successor Director, which appointment and/or addition (as the case may be) shall be subject to the Resolution; and (b) unless, within 35 days of the Company's first receipt from Liberation Investments, following the applicable Succession Event, of the names of suggested Successor Directors, a Successor Director has been appointed for each directorship vacated by the applicable New Director or New Directors (as the case may be) and/or added to the 2007 Slate (as the case may be), then at 12 Midnight, Central Time, on such 35th day, a "Section 1.5 Event" shall have occurred. In the event that, prior to the expiration of such 35-day period, either the Governance Committee votes against recommending to the Board the appointment and/or addition (as the case may be) of a Successor Director suggested by Liberation Investments, or the Board votes on a resolution regarding such appointment and/or addition and fails to approve such resolution unanimously, then the Company shall so advise Liberation Investments promptly, it being understood that neither such notice nor the matters referred to therein shall constitute a Section 1.5 Event.

      1.6 If, as a result of the consummation of a change in control of the Company that is, to the extent required by Applicable Legal Requirements, approved by the Board and/or the shareholders of the Company (a "Change of Control"), the directors who comprised the Board immediately prior to the consummation of the Change of Control cease to have the legal ability to determine (dispositively or at all) the composition of the Board or the 2007 Slate (as the case may be), then, to the extent any of the Company's obligations under this Section 1 remain executory, such obligations shall cease to apply, it being understood, for the avoidance of doubt, that (a) nothing in this Agreement shall prohibit a Change of Control, and (b) the consummation of a Change of Control shall not affect any action taken by, or impair any other agreement made, by any of the Parties pursuant hereto.

2. STRATEGIC REVIEW

      2.1 In connection with the Board's ongoing review of prospective opportunities to enhance shareholder value with the advice of Bear, Stearns & Co. Inc ("Bear Stearns," which term shall include any successor financial advisor) as exclusive financial advisor to the Company and the input of the Company's Chief Executive Officer and other members of the Company's senior management (the "Strategic Review"), the Company represents and warrants to the other Parties that the Board, in connection with its approval of this Agreement and subject to Full Execution, has resolved (a certified true and complete copy of which resolution has been furnished to the other Parties): (a) to create a special committee of the Board to be called the Strategic Review Committee, for the purpose, through the Standstill Period, of (1) overseeing the Strategic Review on behalf of the Board, (2) interacting with Bear Stearns, the Company's Chief Executive Officer and Chief Financial Officer, the Company's legal advisers and such other parties as it determines appropriate, for the purpose of advancing the Strategic Review, and (3) reporting to, and receiving direction from, the Board at such times as the Board determines appropriate, or the Strategic Review Committee requests, regarding the progress of the Strategic Review and any recommendations resulting therefrom; (b) to designate as members of the Strategic Review Committee, for so long as they are willing to serve during the Standstill Period, the current Chairman of the Board and Mr. Pearlman; and (c) to provide that (1) subject to the

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Strategic Review Committee's rights to determine its own internal procedures, to meet in executive session and to communicate telephonically (in the course of a meeting) without notice to any other person), all other members of the Board shall be given notice (to the extent reasonably practicable) of, and the right to attend, meetings of the Strategic Review Committee, and (2) the participation (in person or telephonically) of both members of the Strategic Review Committee shall be required to constitute a meeting of the Strategic Review Committee.

      2.2 Consistent with the Company's existing commitment to update investors quarterly regarding the Strategic Review, the Company shall, to the full extent consistent with Applicable Legal Requirements and except to the extent (if any) determined by the Board, after consulting with the Strategic Review Committee, to be unnecessary by reason of any intervening events occurring after the date hereof or to be required by Applicable Legal Requirements to be publicly disclosed earlier, present an update of the status of the Strategic Review at the investor call to be convened by the Company in conjunction with the public release of the Company's financial results for the fiscal year ending September 30, 2006, which call (the "Investor Call") shall be publicly noticed and held as soon as such financial results are available on or before December 15, 2006. The content of such update shall be determined by the Board after consultation with the Strategic Review Committee.

3. ACTIONS BY LIBERATION INVESTMENTS

      3.1 Liberation Investments hereby agrees to discontinue immediately all actions seeking to call the Special Meeting and pursue the Proposals.

      3.2 So long as the Company is not in breach of this Agreement, during the Standstill Period neither Liberation Investments nor any Affiliate or Associate thereof whose actions Liberation Investments is in a position to direct shall take any actions (directly or indirectly) to solicit proxies for, or otherwise promote, the Proposals (whether by press release, SEC filings, communications with individual stockholders of the Company, contacts with the media or otherwise). For the purposes of this Agreement, the "Standstill Period" shall be the period commencing on Full Execution and ending at 12 Midnight, Central time, on the earliest of: (a) October 31, 2007; (b) the date of occurrence of a
Section 1.5 Event; or (c) if both of the New Directors (including for this purpose any Successor Director theretofore appointed to the Board and/or named to the 2007 Slate), whether or not at the same time as the other, either (1) decline to be included in the 2007 Slate or (2) resign from the Board for any reason prior to the holding of the vote on the election of directors at the 2007 Annual Meeting, the date of the holding of such vote or, if earlier, April 30, 2007; provided, however, that if, after both New Directors (including for this purpose any Successor Director theretofore appointed to the Board and/or named to the 2007 Slate), so decline under subclause (1) or so resign under subclause
(2) and, Liberation Investments chooses to suggest Successor Directors under the procedure specified in Section 1.5 hereof, then (A) during the 35-day period specified in said Section 1.5, measured from the Company's first receipt from Liberation Investments of suggested Successor Directors following such Succession Event, the Standstill Period shall continue in effect, and (B) if, prior to the expiration of such 35-day period, the Board has, consistent with the Resolution, appointed two Successor Directors to fill the vacancies created and/or named two Successor Directors to the 2007 Sale then the Standstill Period shall continue in effect, in each of cases (A) and (B) until the earlier of the dates and times set forth in clauses (a) or (b) of this Section 3.4, as applicable.

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      3.3 So long as the Company is not in breach of this Agreement, if either of the New Directors (including for this purpose any Successor Director theretofore appointed to the Board) agrees to be included in the 2007 Slate, Liberation Investments shall not make any public announcement (whether by press release, SEC filings, contacts with the media or otherwise) regarding its intention as to how it will vote, or cause to be voted, any Company Voting Securities Beneficially owned by it with respect to the election of the members of the 2007 Slate to the Board at the 2007 Annual Meeting; provided, however, that it may disclose such intention in an amendment to its Schedule 13D filing (the "Liberation Investments Schedule 13D") if (a) it determines after consulting with its counsel, that it is required to do so under Applicable Legal Requirements, (b) such disclosure expressly disclaims any intention to influence the voting decision of any other shareholder of the Company with respect to such election, and (c) such disclosure does not violate any other provision of this Agreement; and further provided, that Liberation Investments shall be free to vote, or cause to be voted, all Company Voting Securities Beneficially owned by it in any manner it chooses, or any matter submitted to stockholders for their vote.

      3.4 So long as the Company is not in breach of this Agreement, during the Standstill Period neither Liberation Investments nor any Affiliate, Associate, authorized employee or authorized professional advisor thereof whose actions Liberation investments is in a position to direct shall, unless specifically invited in writing by the Company: (a) publicly effect or seek, or publicly offer or propose to effect, (1) any acquisition, issuance or disposition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries, (2) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, (4) any acquisition of the securities or assets of any other business enterprise by the Company or any of its subsidiaries, or (5) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC); (b) form, join or in any way participate in a "group" (as defined under the 1934 Act) with respect to the Company (other than solely among the Liberation Investments Parties); (c) otherwise act, alone or in concert with others, to seek to control the management, the Board or the policies of the Company, including, without limitation, by (i) initiating or instituting a stockholder solicitation for any such purpose, or (ii) except as permitted by this Agreement, nominating or causing others to nominate or otherwise seeking to elect directors of the Company other than those nominated by the Board; (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing (it being understood that this clause (d) shall not prohibit private discussions with any third party with respect to any of the foregoing nor the referral to Bear Stearns by Liberation Investments of third parties that might pursue any of the matters referred to this Section 3.4); (e) request the Company to amend, waive or terminate any provision of this Agreement (including this sentence); or
(f) knowingly seek to influence the decisions or actions of any non-executive-officer employees, customers, suppliers or regulators of the Company, in their capacities as such, in relation to their respective relationships with the Company. Notwithstanding anything to the contrary in this
Section 3.4: (i) in the event that a third party publicly takes any action of the kind that, if taken by Liberation Investments, would be a violation of subclauses (a)(1), (a)(2), (a)(3) or (a)(4) of the immediately preceding sentence, and neither Liberation Investments nor any of such Affiliates, Associates, authorized employees or authorized professional advisors has theretofore breached its obligations under this Agreement, none of such subclauses nor clauses (b) and (d) of this Section 3.4 shall restrict any

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actions that Liberation Investments or its applicable Affiliates, Associates, authorized employees or authorized professional advisors might wish to take in response to, or in connection with, such third party's public actions provided such actions do not violate subclause (a)(5) of this Section 3.4; (ii) the exercise by either New Director of his rights, or fulfillment of his obligations, as a member of the Board or any committee thereof while he is serving thereon shall not be a violation of this Section 3.4; and (iii) nothing in this Section 3.4 shall prohibit (A) a proposal that would otherwise be prohibited provided it is made confidentially to the Board, or any individual director or executive officer of the Company, (B) Liberation Investments, or any Affiliate, Associate, authorized employee or authorized professional advisor thereof whose actions Liberation Investments is in a position to direct, from entering into any open market or privately negotiated acquisition or disposition of any securities of the Company, (C) public disclosure contained in any amendment to the Liberation Investments Schedule 13D that Liberation determines, after consulting with its counsel, is required to be filed with the SEC under Applicable Legal Requirements (and the matters disclosed thereby shall not be a breach of this Section 3.4) provided the contents of said amendment do not themselves constitute the taking of any action which is otherwise prohibited by clauses (a) through (f) of this Section 3.4, or (D) Liberation Investment or any Affiliate, Associate, authorized employee or authorized professional advisor thereof whose actions Liberation Investments is in a position to direct from advocating (publicly or otherwise), following the conclusion of the Investor Call, that the Company pursue and evaluate specific alternatives to maximize shareholder value, including the types of transactions referred to this Section 3.4.

4. SPECIAL RELEASES, COVENANTS NOT TO SUE, AND INDEMNIFICATION

      4.1 The Company: (a) fully releases, remises, exonerates and forever and unconditionally discharges the Liberation Investments Parties and each of their Affiliates, Associates, representatives, employees, agents and advisors (each, a "Stockholder Releasee") from any and all liability and responsibility for any and all Company Claims (as hereinafter defined); and (b) covenants and agrees not to participate in, commence or permit (to the extent within its control) the assertion or commencement of any demand, allegation, litigation, proceeding or action relating to any Company Claim, and not to encourage, assist or cooperate with any other Person in pursuing or asserting any Company Claim, against any Stockholder Releasee. As used in this Agreement, "Company Claim" means any actual or alleged liability, claim, action, suit, cause of action, obligation, debt, controversy, promise, contract, lien, judgment, account, reckoning, bond, bill, covenant, agreement, demand of any kind or nature, loss, cost, damage, penalty or expense (including, without limitation, reasonable attorneys' fees and expenses, and the costs of investigation and litigation), whether in law or in equity, whether known or unknown, whether matured or unmatured and whether foreseen or unforeseen, that the Company may or could have had or now or hereafter may have, for, upon, or by reason of, any matter, cause or thing whatsoever resulting from, arising out of, relating to, connected in any way with, or alleged, suggested or mentioned in connection with (in each case, other than this Agreement) (i) the Proxy Contest, or (ii) any action taken, or statement made, in connection with the Proxy Contest.

      4.2 Each of the Liberation Investments Parties: (a) fully releases, remises, exonerates and forever and unconditionally discharges the Company and each of its Affiliates, Associates, representatives, employees, agents and advisors (each, a "Company Releasee") from any and all

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liability and responsibility for any and all Stockholder Claims (as hereinafter defined); and (b) covenants and agrees not to participate in, commence or permit (to the extent within its respective control) the assertion or commencement of any demand, allegation, litigation, proceeding or action relating to any Stockholder Claim, and not to encourage, assist or cooperate with any other Person in pursuing or asserting any Stockholder Claim against any Company Releasee. As used in this Agreement, "Stockholder Claim" means any actual or alleged liability, claim, action, suit, cause of action, obligation, debt, controversy, promise, contract, lien, judgment, account, reckoning, bond, bill, covenant, agreement, demand of any kind or nature, loss, cost, damage, penalty or expense (including, without limitation, reasonable attorneys' fees and expenses, and the costs of investigation and litigation), whether in law or in equity, whether known or unknown, whether matured or unmatured and whether foreseen or unforeseen, that any Liberation Investments Party may or could have had or now or hereafter may have, for, upon, or by reason of, any matter, cause or thing whatsoever resulting from, arising out of, relating to, connected in any way with, or alleged, suggested or mentioned in connection with (in each case, other than this Agreement) (i) the Proxy Contest, or (ii) any action taken, or statement made, in connection with the Proxy Contest.

      4.3 The Company expressly acknowledges that each Stockholder Releasee other than Liberation Investments is an intended third party beneficiary of its release and covenant contained in Section 4.1. Liberation Investments acknowledges that each Company Releasee other than the Company is an intended third party beneficiary of its release and covenant contained in Section 4.2. Each Party acknowledges that any claim determined, in a final nonappealable judgment or order of a court of competent jurisdiction, to have been based primarily on intentional fraud shall not be released under this Section 4.

5. CERTAIN REPRESENTATIONS AND WARRANTIES

      5.1 The Company represents and warrants to each of the other Parties that:
(a) the Company's execution, delivery and performance of this Agreement have been approved by the Board and do not violate its Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws, the Texas Business Corporation Act or any agreement to which it is a party; and (b) this Agreement constitutes the Company's valid and binding obligation, enforceable against it in accordance with the terms thereof.

      5.2 Each of the Liberation Investments Parties represents and warrants to the Company that: (a) if the Liberation Investments Party making such representation and warranty is not a natural person, its execution, delivery and performance of this Agreement has been approved by its respective general partner, managing member, board of directors, trustee or other governing body or authority, as the case may be, and does not violate its respective organizational or constituent documents nor the laws pursuant to which it has been incorporated or organized (b) its execution, delivery and performance of this Agreement does not violate any agreement to which it is a party; (c) this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with the terms thereof; (d) it has consulted with counsel of its choice in connection with its decision to enter into and be bound by this Agreement; and (e) Recital A to this Agreement is a true statement of the aggregate number of Company Voting Securities Beneficially owned by Liberation Investments and, to its best knowledge, after due

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inquiry, none of its respective Affiliates Beneficially owns any other Company
Voting Securities.

6. CERTAIN ANNOUNCEMENTS AND OTHER DISCLOSURES

      6.1 As soon as reasonably practicable on, or on the business day following, Full Execution: (a) the Company shall issue a press release in the form of Exhibit A to this Agreement (the "Press Release"); (b) the Company shall file with the SEC a Current Report on Form 8-K to disclose this Agreement in a manner consistent, in all material respects, with the Press Release and this Agreement, the contents of which Current Report shall be subject to the approval of each of the other Parties (not to be unreasonably withheld); and (c) Liberation Investments shall file with the SEC an amendment to the Liberation Investments Schedule 13D to disclose this Agreement in a manner consistent, in all material respects, with the Press Release and this Agreement, the contents of which Schedule 13D amendment shall be subject to the approval of the Company (not to be unreasonably withheld).

      6.2 During the Standstill Period, no Party shall make any public statement (including any statement in a filing with the SEC or any other governmental agency) disparaging any other Party or this Agreement.

      6.3 Any public statement (including any statement in any filing with the SEC or any other governmental agency) by any Party regarding this Agreement or any event occurring prior to the date of this Agreement that is not otherwise prohibited by this Section 6 shall be made in compliance with applicable securities laws and consistently with any fiduciary duties such Party owes to the Company.

7. CERTAIN DEFINITIONS

      In addition to the other definitions contained elsewhere in this Agreement, the following terms shall have the meanings specified below for the purposes hereof:

      "Affiliate" and "Associate" have the respective meanings set forth in the rules promulgated by the SEC under the 1934 Act, it being agreed that neither of the New Directors, solely by reason of his status as a Party or as a New Director, shall be deemed an Affiliate or Associate of Liberation Investments.

      "Beneficially own" has the meaning set forth in Rule 13d 3 promulgated under the 1934 Act; provided, however, that for purposes of this Agreement, any option, warrant, right, conversion privilege or arrangement to purchase, acquire or vote Company Voting Securities, regardless of the time period during, or the time at which, it may be exercised, and regardless of the consideration paid, shall be deemed to give the holder thereof beneficial ownership of the Company Voting Securities to which it relates.

      "Company Voting Securities" means all classes of capital stock of the Company which are then entitled to vote generally in the election of directors and any securities exchanged for

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such classes of capital stock and any securities convertible into or exchangeable or exercisable for such classes of capital stock.

      "1934 Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated by the SEC under such statute.

      "Person" means a natural person or any legal, commercial or governmental entity, including, but not limited to, a corporation, partnership, joint venture, trust, limited liability company, group acting in concert or any person acting in a representative capacity.

8. MISCELLANEOUS

      8.1 This Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes any and all prior representations, agreements or understandings, whether written or oral, between or among any of them with respect to such subject matter. This Agreement may be amended only by a written agreement duly executed by the Parties.

      8.2 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to its conflict of law principles. Exclusive jurisdiction to resolve any dispute arising under or in connection with this Agreement is hereby conferred on the courts of the State of Texas for Travis County or, if the dispute involves issues of federal law or over which the Courts of the State of Texas for lack or decline jurisdiction, on the United States Federal District Court for the Western District of Texas. The Parties hereby submit to the exclusive jurisdiction of each of such courts for the resolution of any such dispute.

      8.3 This Agreement may not be assigned by any Party without the prior written consent of the other Parties. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the Parties. Except as expressly set forth in Section 4, this Agreement shall confer no rights or benefits upon any Person other than the Parties.

      8.4 Any waiver by any Party of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

      8.5 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which shall together constitute a single instrument.

      8.6 Liberation Investments shall use its commercially reasonable efforts to cause those of its Affiliates whose actions it is in a position to direct to comply with Sections 3 and 4 of this Agreement.

      8.7 Each of the other Liberation Investments Parties hereby appoints Mr. Pearlman as the authorized representative of such Liberation Investments Party for all purposes of this Agreement (including, without limitation, the giving of binding approvals and waivers) and the Company shall be entitled to deal with Mr. Pearlman accordingly.

      8.8 The Parties agree that irreparable damage would occur and the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to (i) an injunction or injunctions to prevent breaches of this Agreement and to (ii) specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties, through their respective duly authorized representative, as of the date first above written.

MULTIMEDIA GAMES, INC.                LIBERATION INVESTMENTS, L.P.

By: /s/ Clifton E. Lind               By: Liberation Investment Group LLC,
      Clifton E. Lind                     General Partner
      President and
      Chief Executive Officer         By: /s/ Emanuel R. Pearlman
                                          Emanuel R. Pearlman
                                          Chief Executive Officer

                                      LIBERATION INVESTMENTS LTD.

                                      By: /s/ Emanuel R. Pearlman
                                          Emanuel R. Pearlman
                                          Director

                                      LIBERATION INVESTMENTS GROUP LLC.

                                      By: /s/ Emanuel R. Pearlman
                                          Emanuel R. Pearlman
                                          Chief Executive Officer

                                      /s/ Emanuel R. Pearlman
                                      Emanuel R. Pearlman

                                      /s/ Neil E. Jenkins
                                      Neil E. Jenkins

                                                                       EXHIBIT A

                              FORM OF PRESS RELEASE
                                  (SECTION 6.1)

MULTIMEDIA GAMES, INC.                                             PRESS RELEASE
For more information contact:
Cliffton Lind                     [MULTIMEDIA GAMES            Joseph N. Jaffoni
President and CEO                       Logo]                       Richard Land
Randy Cleslewicz                                               Jaffoni & Collins
Interim CFO                                                         Incorporated
Multimedia Games, Inc.                                           212-835-8500 or
512-334-7500                                                        mgam@cir.com

                   MULTIMEDIA GAMES AND LIBERATION INVESTMENTS
                  RESOLVE PROXY CONTEST; SPECIAL SHAREHOLDERS'
                            MEETING WILL NOT BE HELD

           Two New Independent Directors Added to the Multimedia Board and Search to be Initiated for an Additional Independent Director

        Board Forms Special Committee to Oversee Ongoing Strategic Review

AUSTIN, Texas -- October ___, 2006 -- Multimedia Games, Inc (NASDAQ: MGAM) and Liberation Investments, an 8.4% stockholder of Multimedia, announced today that the companies have entered into an agreement to add two new independent directors to Multimedia's Board of Directors - Emanuel R. Pearlman and Neil E. Jenkins. In addition, Mr. Pearlman will be added to a newly formed two-person Strategic Review Committee.

Liberation Investments previously announced it would solicit requests to call a special meeting of Multimedia's shareholders to replace a majority of the current directors with its designees and adopt related proposals relating to the size and composition of the Board. Under the agreement, the proxy contest has been withdrawn and the special meeting will not be held.

Under the agreement, which Multimedia will file with the SEC in the near future, Multimedia's Board has been expanded from five to six directors, and Mr. Pearlman and Mr. Jenkins have been added. These new directors will, if they choose, be included on the Board's slate of nominees for the 2007 Annual Meeting of Shareholders, to be held by April 30, 2007 or as soon thereafter as legally practicable. The two new directors were recommended to Multimedia by Liberation Investments.

To facilitate the addition of Messrs. Pearlman and Jenkins to a board of six, Thomas W. Sarnoff, Multimedia's longest-serving current director and its former Chairman, has resigned from the Board. Multimedia has entered into an agreement that provides for Mr. Sarnoff's services as a consultant for eighteen months at a fee commensurate with the annual fees currently paid to Multimedia's directors.

        "The current directors want to take this opportunity to express their sincere appreciation to Tom for his years of valuable service, as well as his graciousness in making way for the new directors as part of this contractual resolution. We are pleased we will have continued access to his valuable advice and assistance," said Michael J. Maples, Sr., the Board's Chairman, and Clifton E. Lind, President and CEO.

        "We look forward to working with Messrs. Pearlman and Jenkins in continuing to build shareholder value and we are confident their backgrounds and experience will complement the skills of our continuing directors," Messrs Maples and Lind added.

Mr. Pearlman is the founder and Chief Executive Officer of Liberation Investment Group, a New York-based investment management firm. Previously, Mr. Pearlman served as Chief Operating Officer of Vornado Operating Corporation. Prior to that, Mr. Pearlman served as a consultant and advisor to the executive management of several publicly-traded gaming companies.

Mr. Jenkins is currently Executive Vice President, Secretary and General Counsel of Lawson Products, Inc., a NASDAQ company headquartered in Des Plaines, Illinois. He is a 22 year veteran of the gaming machine, casino and lottery businesses, having served as Executive Vice President and General Counsel of the former Bally Manufacturing Corporation and Bally Gaming International, Inc. Mr. Jenkins was a member of the board of trustees of the International Association of Gaming Attorneys for 9 years and has been a director of two public companies.

The agreement also provides for Multimedia's Nominating and Corporate Governance Committee to engage an executive search firm to identify an additional qualified independent director. All shareholders are welcome to submit suggestions for candidates to the Corporate Secretary, consistent with the communication policy described in the Company's March 2, 2006 proxy statement on file with the SEC.

In connection with the agreement, the Board has adopted a standing resolution that requires a unanimous board decision to increase the number of directors or fill any vacancy (other than to appoint a successor to Mr. Pearlman or Mr. Jenkins suggested by Liberation Investments under the circumstances specified in the agreement) so long as certain restrictions governing the actions of Liberation Investments remain in effect. These restrictions will apply until October 31, 2007. However, the restrictions will terminate on the date of the holding of the vote on the election of directors at the 2007 annual meeting of stockholders or, if earlier, April 30, 2007, if both of Messrs. Pearlman and Jenkins (or any successor suggested by Liberation Investments who replaces either of them under the circumstances specified in the agreement) decline to be included in the 2007 slate of nominees or resign from the Board for any reason prior to the holding of that vote. In addition, the restrictions will terminate if Mr. Pearlman or Mr. Jenkins ceases to be a member of the Board or declines to be included in the 2007 slate for reasons specified in the agreement and an independent qualified independent replacement suggested in good faith by Liberation Investments to the Multimedia Nominating and Governance Committee has not been appointed to the Board and/or added to the 2007 slate within 35 days of the suggestion being made.

Under the agreement, the Board has also formed a special Strategic Review Committee to oversee the Board's ongoing review of prospective opportunities to enhance shareholder value, which was initiated earlier this year partly in response to a suggestion from Liberation Investments. Bear Stearns & Co., Inc., as previously announced, is serving as Multimedia's exclusive financial advisor for that review. The Strategic Review Committee will be comprised of Mr. Maples and Mr. Pearlman. The Committee will oversee the strategic review process on behalf of the Board and will interact with Bear Stearns, Mr. Lind and Multimedia's chief financial officer for the purpose of advancing the review. The Committee will report to, and receive direction from, the Board, all of whose members will be invited to its meetings except where the Committee chooses to meet in executive session.

In connection with its investor call in conjunction with the release of financial results for the fiscal year ending September 30, 2006, Multimedia will, as previously committed, provide an update on the status of the strategic review on or before December 15, 2006, unless intervening events make that update unnecessary. There is no assurance as to any outcome from the strategic review process.

About the Company

Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as the casino, charity and international bingo, video lottery, and sweepstakes markets. The Company's ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

Cautionary Language

This press release contains forward-looking statements regarding the role of Multimedia's Board of Directors, as reconstituted, in building shareholder value and the ongoing strategic review process that has been undertaken by the Board and will be overseen by its Strategic Review Committee. These forward-looking statements are subject to various risks and uncertainties that could materially affect these matters. A number of risks and uncertainties relating to Multimedia's business, operations and financial results were set forth in its press release dated August 8, 2006, which was filed with the Securities and Exchange Commission as an Exhibit to its Current Report on Form 8-K dated August 14, 2006. Other important risks and uncertainties that may affect the Company's business, as well as the outcome of its Board's strategic review process, are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in its Securities and Exchange Commission filings. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.